RF INDUSTRIES, LTD.                                       For Immediate Release
RF Connectors/Neulink/Bioconnect


Investor Contact:                                              Company Contact:
Neil Berkman Associates                                        Howard F. Hill
(310) 277 - 5162                                               President/CEO
info@berkmanassociates.com                                     (858) 549-6340

            RF Industries Repurchases, Retires 752,167 Common Shares
           ----------------------------------------------------------

     SAN DIEGO, CA, May 22, 2003 . . . RF INDUSTRIES, LTD.,(NASDAQ:RFIL) today announced that on May 13, 2003, the Company entered into an agreement to repurchase for $3.00 per share, in a single private transaction, a 752,167 share block of its common stock. These shares represent 22% of the total shares outstanding immediately prior to the purchase and were owned by a single, unaffiliated shareholder. With the retirement of these shares, the total number of RFI common shares outstanding has been reduced to approximately 2,650,000 shares.

     "RFI's Board of Directors authorized the repurchase of these shares for a number of reasons. First, retiring the stock reduces the share quantity outstanding, raising per share earnings approximately 25% and increasing the value of the stock as a currency for acquisitions. This action increases the value of earnings to all shareholders and improves the visibility of RFI's earnings growth. Second, the purchase removes the risk that the actions of a single large individual shareholder could significantly affect the demand and share price of the Company's common stock. Third, retiring this stock reduces the dilutive effect of options previously granted to management and employees. Fourth, RFI's strong cash position and cash flow, combined with historically low interest rates, has significantly reduced the benefit of holding large cash balances," said Howard Hill, President of RF Industries.
     On May 13, 2003, RFI common stock closed at $3.00 per share.
     RFI reported cash and cash equivalents exceeding $4,270,000, working capital of $9,278,000, a 19 to 1 current ratio and stockholders' equity of $9,706,000 at January 31, 2003.

 About RF Industries
----------------------
     RF Industries' (www.RFIndustries.com) makes products to connect wireless and wired systems. Coaxial connectors, cables and wireless modems are integral components enabling the receipt and transmission of high-speed wireless voice and data. RF Connectors designs and distributes radio frequency (RF) coaxial connectors and cable assemblies for PCS, radio, test instruments, computer networks and antenna devices. Neulink markets wireless digital data transmission products for industrial monitoring, wide area networks, GPS tracking and locations systems. BioConnect designs, manufactures and distributes specialized electrical cabling and interconnect products to the medical monitoring market.

The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, uncertainties detailed in the Company's Securities and Exchange Commission filings.

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